                                                                      EXHIBIT 13

                                                               annual highlights
                                                               2004

                                   [PICTURE]

                                                            [CITIZENS & NORTHERN
                                                            CORPORATION LOGO]
annual highlights
2004

                                                            investor information
                                                            invest

Known Market Makers who handle Citizens & Northern Corporation stock transactions follow:

ARCHIPELAGO TRADING SERVICES, INC.
100 South Wacker Drive, Suite 1800, Chicago, IL 60606

BOENNING & SCATTERGOOD, INC.
4 Tower Bridge, Suite 300, 200 Barr Harbor Drive,
West Conshocken, PA 19428

COMMERCE CAPITAL MARKETS, INC.
90 Fifth Avenue, New York, NY 10011

FERRIS, BAKER, WATTS, INC.
100 Light Street - Eighth Floor, Baltimore, MD 21202

HILL THOMPSON MAGID, L.P.
15 Exchange Place, Suite 800, Jersey City, NJ 07302

JANNEY MONTGOMERY SCOTT, LLC
1801 Market Street, Tenth Floor, Philadelphia, PA 19103

KNIGHT EQUITY MARKETS, LP
Newport Tower, 525 Washington Boulevard, Jersey City, NJ 07310

MONROE SECURITIES, INC.
343 West Erie, Suite 410, Chicago, IL 60610

PERSHING TRADING COMPANY, LP
1 Pershing Plaza, Jersey City, NJ 07399

RBC CAPITAL MARKETS CORPORATION
60 South Street, PO Box 1160, Minneapolis, MN 55402

RYAN BECK & CO., INC.
18 Columbia Turnpike, Florham Park, NJ 07932

SANDLER O'NEILL & PARTNERS, LP
919 Third Avenue, Sixth Floor, New York, NY 10022

SCHWAB SOUNDVIEW CAPITAL MARKETS
111 Pavonia Avenue, East Jersey City, NJ 07310

                                                        annual highlights
                                                        2004
                                                        citizens & northern bank
                                                        offices

ATHENS                                            MUNCY
428 South Main Street, Athens, PA 18810           3461 Route 405 Highway, Muncy, PA 17756
570-888-2291                                      570-546-6666

DUSHORE                                           RALSTON
111 Main Street, Dushore, PA 18614                Thompson Street, Ralston, PA 17763
570-928-8124                                      570-995-5421

EAST SMITHFIELD                                   SAYRE
Main Street, East Smithfield, PA 18817            503 North Elmira Street, Sayre, PA 18840
570-596-3131                                      570-888-2220

ELKLAND                                           SOUTH WILLIAMSPORT
104 Main Street, Elkland, PA 16920                2 East Mountain Ave., South Williamsport, PA 17702
814-258-5111                                      570-601-3016

KNOXVILLE                                         TIOGA
102 East Main Street, Knoxville, PA 16928         Main Street, Tioga, PA 16946
814-326-4151                                      570-835-5236

LAPORTE                                           TOWANDA
Main Street, Laporte, PA 18626                    428 Main Street, Towanda, PA 18848
570-946-4011                                      570-265-6171

LIBERTY                                           TROY
Main Street, Liberty, PA 16930                    Court House Square, Troy, PA 16947
570-324-2331                                      570-297-2158

MANSFIELD                                         WELLSBORO
1085 South Main Street, Mansfield, PA 16933       90-92 Main Street, Wellsboro, PA 16901
570-662-1111                                      570-724-3411

MONROETON                                         WILLIAMSPORT
Route 220, Monroeton, PA 18832                    130 Court Street, Williamsport, PA 17701
570-265-2157                                      570-320-0100

                                                  WYSOX
                                                  Route 6, Wysox, PA 18854
                                                  570-265-9148

                                                               annual highlights
                                                               2004

[PHOTO OF CRAIG G. LITCHFIELD] shareholders' message
                               insight

              craig g. litchfield, chairman, president, CEO

the year in review

We had plenty to keep us busy during 2004. Among the many initiatives were a core processing system conversion, the opening of two new offices in the Williamsport area, executing a definitive agreement to acquire Canisteo Valley Corporation and its subsidiary First State Bank, reorganizing our commercial banking management structure, complying with new SEC corporate governance requirements, applying for listing on the NASDAQ Small Cap market and striving for continued excellence in customer service. With the commitment of your board of directors and the smart and dedicated people of Citizens & Northern, we have achieved our objectives. We are well positioned for more growth throughout our existing and new market areas.

Our future plans for the Lycoming/Williamsport market include the addition of two new offices that should provide the delivery platforms for expanding our share of the retail market. For many years, we have believed that entry into the Southern Tier of New York holds opportunity for a locally focused community bank. With the future acquisition of First State Bank as a subsidiary of Citizens & Northern Corporation, we will be positioned to expand the Citizens & Northern market. It is hoped that the acquisition will be finalized by the second quarter of 2005. We are pleased that the First State Bank board and employees share our commitment to customer excellence. This combination will be beneficial to all stakeholders.

Your board of directors authorized us to apply for listing our stock on the NASDAQ Small Cap market. It is hoped and expected that listing on the NASDAQ will provide more liquidity for current investors and will attract investment managers looking to add a strong company like C&N to their portfolios. On January 13th, 2005, our stock began trading on the NASDAQ SM under the symbol CZNC.

Last year, our prediction for the equity and bond markets was right on target. The equity markets ended the year with respectable gains. The NASDAQ Composite was up 8.59%, the S&P 500 was up 10.87% and the Dow Jones industrial Average increased 3.15%. And as expected, the Federal Reserve began increasing its Fed Funds rate by 25 basis point increments beginning in June 2004. In total, the Federal Reserve increased the Fed Funds rate 5 times during the second half of 2004 to 2.25%. At the same time longer-term treasury rates (5-year and longer) remained relatively stable with inflation concerns under control. For banking, this means higher costs for funds and little, if any, increase in rates on loans and fixed income investments.

It would appear that the Fed is positioned to increase the Fed Funds rate few more times during 2005, increasing the rate to the 3% to 4% range. Unless fears of inflation appear, it is likely that the longer-term rates will not increase at a similar pace. The national economic growth is still strong, albeit slowing, thus the year should be another good one for the equity markets.

(Continued Page 2)

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                                                                            ONE
annual highlights
2004

[PHOTO OF CRAIG G. LITCHFIELD] shareholders' message
                               insight

              craig g. litchfield, chairman, president, CEO

financial highlights

During 2004, we continued to grow our interest and dividend income while we reduced our interest expense. As a result, our interest margin increased by $3.63 million, or nearly 11.5% over 2003. This growth in interest margin was primarily driven by the 10.4% increase in our loan portfolio. During 2003, several of the bank stocks we held in our investment portfolios had appreciated to, what we believed to be, exceptionally high levels, and we decided to reap the gains that those levels offered. That strategy proved correct because many of those stocks later dropped in price during 2004. The same environment was not prevalent during 2004, and the opportunities for gains in what we believed to be well-valued securities were not as numerous. As a result, our gains on securities dropped by $1.9 million, or 40%.

an investment in the future

During 2004, we had substantial increases in operating expenses related to the core computer conversion and the start-up expenses and operations for the two new Williamsport area offices. Those additional expenses totaled more than $1.5 million. Another increase in expenses, $1.3 million, was due to the addition of new positions. These increased expenses are an investment in the future growth potential of your company's market share and net income.

Total assets increased to $1.123 billion, up 5.3%. Deposits, including repo sweeps, increased to $697.7 million, 2.39%, despite the runoff of nearly $30 million in municipal deposits due to new school building projects. Trust assets under management increased $16.2% to $383 million.

Shareholder equity, excluding unrealized gains and losses on available-for-sale securities, as a percentage of total assets remained fairly stable at 10.72%. Non-performing loans increased substantially above our historical average, and we are closely monitoring the portfolio and are continuing to maintain an adequate allowance for loan losses.

Our 4th quarter dividend increased to 23 cents per share, bringing total dividends declared for 2004 to 89 cents, up 4.7%.

(Continued Page 3)

page
----
TWO
                                                               annual highlights
                                                               2004

[PHOTO OF CRAIG G. LITCHFIELD] shareholders' message
                               insight

              craig g. litchfield, chairman, president, CEO

products and services

Our Trust and Financial Management Group saw substantial growth in its assets under management during 2004. This growth will continue for some time to come. The Daily Valuation 401 (k) product is proving very attractive to area employers.

Our Internet Banking Service has over 8,500 retail customers realizing the convenience and security of banking over the Internet. Internet Banking is one more way we enhance our value to our customers.

projects

In addition to the acquisition of First State Bank, we have several projects planned for 2005. The growth in administrative, trust and commercial lending staff has put us in need of more room. To meet that need, a new administrative building will be erected within two blocks of the Wellsboro main office. The facility will provide about 17,000 square feet of room. In Lycoming County, we have sales agreements on two sites for future full service offices. We will begin the construction of a full service facility in Jersey Shore by the second quarter of the year. The construction of the second building will most likely begin by the end of the year. We are in a growth mode that positions us for continued increases in assets and net income.

people

It is our people who provide us the opportunity for optimism about our future. Without the commitment and dedication of our team members, our expectations for success as we enter new markets would not exist. The C&N team is committed to continually improving its customer service. As time passes, the proverbial change of the guard occurs.

During 2004, six of our longer term employees retired from banking: Russ Bauman after 33 years, Brian Canfield after 25 years, Carol Tobias after 21 years, Elaine Johnston after 20 years, Beverly Heatley after 17 years and Klas Anderson after 16 years. We will miss their 132 years of experience and commitment to C&N. We wish them the best for the future.

                                                                            page
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                                                                           THREE
annual highlights
2004

five-year
performance

[PICTURE]

net income (in millions)

[BAR CHART]

2000        $ 8.5

2001        $12.1

2002        $15.0

2003        $16.3

2004        $14.9

total shareholders' equity (in millions)

[BAR CHART]

2000        $ 89.0

2001        $100.2

2002        $115.8

2003        $125.3

2004        $131.6

total assets (in millions)

[BAR CHART]

2000        $  719

2001        $  867

2002        $1,019

2003        $1,067

2004        $1,123

deposits (in millions)

[BAR CHART]

2000        $529

2001        $576

2002        $640

2003        $658

2004        $677

page
----
FOUR
annual highlights
2004

five-year
performance

[PICTURE]

net loans (in millions)

[BAR CHART]

2000        $323

2001        $374

2002        $445

2003        $519

2004        $573

cash dividends declared

[BAR CHART]

2000        $0.65

2001        $0.71

2002        $0.77

2003        $0.85

2004        $0.89

*Cash dividends per share for 2000-2002 adjusted for the effects of a 3-for-2 stock split issued in April, 2003. In addition to cash dividends, a 1% stock dividend has been declared for each year.

stockholder inquiries

A copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at P.O. Box 58, Wellsboro, PA 16901. The information is also available through C&N's website at www.cnbankpa.com and at the website of the Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

                                                                            page
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                                                                            FIVE
annual highlights
2004

quarterly share
data

[PICTURE]

Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. Effective January 13, 2005 the Corporation's stock began to be listed on the NASDAQ SmallCap Market with the trading symbol CZNC. Previously, the Corporation's stock was available through the Over-The-Counter Bulletin Board.

The following table sets forth the approximate high and low sales prices of the common stock during 2004 and 2003:

2004

                                     Dividend Declared
                   High     Low      per quarter
First Quarter      $27.00   $25.00      $0.22

Second Quarter     $25.50   $24.45      $0.22

Third Quarter      $25.90   $24.20      $0.22

Fourth Quarter     $27.00   $24.80      $0.23

                                     plus 1% stock dividend

2003

                                     Dividend Declared
                   High     Low      per quarter
First Quarter      $21.63   $20.37      $0.21

Second Quarter     $26.95   $21.00      $0.21

Third Quarter      $26.95   $25.80      $0.21

Fourth Quarter     $27.00   $25.80      $0.22

                                     plus 1% stock dividend

page
----
SIX
annual highlights
2004

common stock and per share
data

[PICTURE]

                                               2004             2003           2002            2001             2000
Net income per share - basic                $       1.82    $       1.99    $       1.83    $       1.47    $       1.03
Net income per share - diluted              $       1.81    $       1.98    $       1.83    $       1.47    $       1.03
Cash dividends declared per share           $       0.89    $       0.85    $       0.77    $       0.71    $       0.65
Stock dividend                                         1%              1%              1%              1%              1%
Stockholders' equity per share (a)          $      16.08    $      15.33    $      14.18    $      12.26    $      10.84
Stockholders' equity per share, excluding
    accumulated other comprehensive
    income (loss) (a)                       $      14.79    $      13.86    $      12.69    $      11.61    $      10.83
Weighted average shares outstanding-
    basic                                      8,185,466       8,170,651       8,170,159       8,184,716       8,206,549
Weighted average shares outstanding -
    diluted                                    8,233,992       8,219,366       8,192,047       8,206,604       8,208,297
Number of shares outstanding at
    year-end                                   8,102,646       8,014,625       5,285,606       5,234,800       5,207,244
Number of shares authorized                   20,000,000      10,000,000      10,000,000      10,000,000      10,000,000

(a) for purposes of this computation, the number of outstanding shares has been increased for the effects of a 3-for-2 stock split issued in April, 2003, and for 1% stock dividends issued in January following each year-end.

Contact us

[PICTURE]

Our service departments may be contacted directly:
FUNDS MANAGEMENT: 90-92 Main St., Wellsboro, PA 16901 - 1-800-577-9397 ACCOUNT SERVICES: 90-92 Main St., Wellsboro, PA 16901 - 1-800-726-2265 BANKCARD SERVICES: RR#7, Wellsboro, PA 16901 - 1-800-676-6639
INTERNET BANKING: 90-92 Main St., Wellsboro, PA 16901 - 570-724-0266
  www.cnbankpa.com
C&N FINANCIAL SERVICES CORP: 64 Main St., Wellsboro, PA 16901
  1-866-ASK-CNFS www.cnfinancialservices.com

TRUST & FINANCIAL MANAGEMENT GROUP:
90-92 Main St., Wellsboro, PA 16901 - 1-800-487-8784
503 North Elmira St., Sayre, PA 18840 - 1-888-760-8192
428 Main St., Towanda, PA 18848 - 1-888-987-8784
130 Court St., Williamsport, PA 17701 - 1-866-732-7213

                                                                           page
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                                                                           SEVEN
annual highlights
2004

five-year summary of
operations
Profit

[PICTURE]

(In thousands)
INCOME STATEMENT

                                             2004        2003         2002       2001        2000
Interest income                           $   57,922  $   55,223  $   57,285  $   54,661  $   51,643
Interest expense                          $   22,606  $   23,537  $   26,315  $   28,356  $   30,145
                                          ==========  ==========  ==========  ==========  ==========

Interest margin                           $   35,316  $   31,686  $   30,970  $   26,305  $   21,498
Provision for loan losses                 $    1,400  $    1,100  $      940  $      600  $      676
                                          ==========  ==========  ==========  ==========  ==========

Interest margin after provision
for loan losses                           $   33,916  $   30,586  $   30,030  $   25,705  $   20,822
Other income                              $    6,922  $    6,595  $    6,624  $    6,120  $    5,002
Securities gains                          $    2,877  $    4,799  $    2,888  $    1,920  $    1,377
Other expenses                            $   26,001  $   22,114  $   20,849  $   18,671  $   16,906
                                          ==========  ==========  ==========  ==========  ==========

Income before income tax provision        $   17,714  $   19,866  $   18,693  $   15,074  $   10,295
Income tax provision                      $    2,851  $    3,609  $    3,734  $    3,022  $    1,819
                                          ==========  ==========  ==========  ==========  ==========

Net income                                $   14,863  $   16,257  $   14,959  $   12,052  $    8,476
                                          ==========  ==========  ==========  ==========  ==========

BALANCE SHEET AT YEAR END

Total securities (1)                      $  479,626  $  484,825  $  513,597  $  437,398  $  343,596
Gross loans, excluding unearned discount  $  579,613  $  524,897  $  451,145  $  379,228  $  328,305
Total assets                              $1,123,002  $1,066,901  $1,018,768  $  866,999  $  719,335
Total deposits                            $  676,545  $  658,065  $  640,304  $  576,274  $  528,967
Stockholders' equity, excluding
accumulated other comprehensive
income (3)                                $  121,050  $  113,306  $  103,691  $   94,903  $   88,887
Total stockholders' equity                $  131,585  $  125,343  $  115,837  $  100,187  $   88,969
                                          ==========  ==========  ==========  ==========  ==========

page
-----
EIGHT
annual highlights
2004

five-year summary of
operations
Profit

[PICTURE]

(In thousands)
AVERAGE BALANCE SHEET

                                              2004          2003         2002        2001        2000
Total securities, at amortized cost (1)    $   485,182   $   474,406   $ 470,764   $ 412,654   $ 371,360
Gross loans, excluding unearned discount   $   551,352   $   485,150   $ 410,670   $ 346,353   $ 318,382
Earning assets                             $ 1,036,534   $   959,556   $ 881,434   $ 759,007   $ 689,743
Total assets                               $ 1,114,040   $ 1,034,720   $ 943,001   $ 805,229   $ 704,221
Total assets excluding unrealized
gains/losses (3)                           $ 1,097,858   $ 1,014,424   $ 930,539   $ 798,590   $ 717,052
Total deposits                             $   669,307   $   651,026   $ 613,392   $ 544,579   $ 503,848
Stockholders' equity, excluding
accumulated other comprehensive
income (3)                                 $   117,695   $   108,876   $  99,361   $  91,703   $  87,258
Stockholders' equity                       $   128,374   $   122,271   $ 107,595   $  96,021   $  78,792
                                           ===========   ===========   =========   =========   =========

FINANCIAL RATIOS

Return on stockholders' equity,
excluding accumulated other
comprehensive income (2), (3)                    12.63%        14.93%      15.06%      13.14%       9.71
Return on stockholders' equity (2)               11.58%        13.30%      13.90%      12.55%      10.76%
Return on assets (2)                              1.33%         1.57%       1.59%       1.50%       1.20%
Stockholders' equity to assets, excluding
accumulated other comprehensive
income (2), (3)                                  10.72%        10.73%      10.68%      11.48%      12.17%
Stockholders' equity to assets (2)               11.52%        11.82%      11.41%      11.92%      11.19%
Stockholders' equity to loans (2)                23.28%        25.20%      26.20%      27.72%      24.75%
Net income to:
 Total interest income                           25.66%        29.44%      26.11%      22.05%      16.41%
 Interest margin                                 42.09%        51.31%      48.30%      45.82%      39.43%
Dividends as a % of net income                   48.54%        41.96%      41.17%      46.08%      60.19%
                                           ===========   ===========   =========   =========   =========

(1) Includes available-for-sale and held-to-maturity securities, and interest-bearing cash and due from banks.

(2)   Financial ratios calculated based on average balance sheet data.

(3) Generally accepting accounting principles ("GAAP") require that available-for-sale securities be reported at fair value, with unrealized gains and losses excluded from earnings and reported separately through stockholders' equity, net of tax. Management believes there is an inherent mismatch between the income statement and balance sheet related to unrealized gains/losses that may create a material inconsistency in earnings-based ratios. Further, the amount of unrealized gains/losses may vary widely from period-to-period, depending on the financial markets as a whole and interest rate movements. Therefore, management has provided these "non-GAAP" amounts and ratios because we believe they provide meaningful information for evaluating the Corporation's financial position and results of operations.

                                                                            page
                                                                            ----
                                                                            NINE

ANNUAL HIGHLIGHTS
2004

quarterly financial
DATA

[PICTURE]

The following table presents summarized quarterly financial data for 2004 (unaudited)

(In thousands, except per share data)

2004 QUARTER ENDED

                                                   MARCH 31    JUNE 30   SEPT. 30    DEC. 31
                                                   --------   --------   --------   --------
Interest income                                    $ 14,015   $ 14,343   $ 14,573   $ 14,991
Interest expense                                   $  5,703   $  5,493   $  5,665   $  5,745
                                                   ========   ========   ========   ========
Interest margin                                    $  8,312   $  8,850   $  8,908   $  9,246
Provision for loan losses                          $    350   $    350   $    350   $    350
                                                   ========   ========   ========   ========
Interest margin after provision for loan losses    $  7,962   $  8,500   $  8,558   $  8,896
Other income                                       $  1,625   $  1,855   $  1,627   $  1,815
Securities gains                                   $    964   $    321   $    459   $  1,133
Other expenses                                     $  6,228   $  6,289   $  6,738   $  6,746
                                                   ========   ========   ========   ========
Income before income tax provision                 $  4,323   $  4,387   $  3,906   $  5,098
Income tax provision                               $    617   $    698   $    501   $  1,035
                                                   ========   ========   ========   ========
Net income                                         $  3,706   $  3,689   $  3,405   $  4,063
                                                   ========   ========   ========   ========
Net income per share - basic                       $   0.45   $   0.45   $   0.42   $   0.50
                                                   ========   ========   ========   ========
Net income per share - diluted                     $   0.45   $   0.45   $   0.41   $   0.49
                                                   ========   ========   ========   ========

INVESTOR INFORMATION

[PICTURE]

Independent Auditors

PARENTE RANDOLPH, PC
400 Market Street,
Williamsport, PA 17701

INFORMATION FOR INVESTORS

The Annual Meeting of Shareholders will be held in the Arcadia Theater, Wellsboro, PA at 2:00 p.m. Tuesday, April 19th, 2005.

General shareholder inquiries should be sent to:

CITIZENS & NORTHERN CORPORATION
90-92 Main Street, PO Box 58, Wellsboro, PA 16901

STOCK TRANSFER AGENT
American Stock Transfer & Trust Co., 59 Maiden Lane, Plaza Level, New York, NY 10038 800-278-4353

page
----
TEN

ANNUAL HIGHLIGHTS
2004

quarterly financial
DATA

[PICTURE]

The following table presents summarized quarterly financial data for 2003 (unaudited)

(In thousands, except per share data)

2003 QUARTER ENDED

                                                     MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                                                     --------   -------    --------   -------
Interest income                                      $13,930    $13,943    $13,553    $13,797
Interest expense                                     $ 6,243    $ 6,089    $ 5,655    $ 5,550
                                                     =======    =======    =======    =======
Interest margin                                      $ 7,687    $ 7,854    $ 7,898    $ 8,247
Provision for loan losses                            $   350    $   250    $   250    $   250
                                                     =======    =======    =======    =======
Interest margin after provision for loan losses      $ 7,337    $ 7,604    $ 7,648    $ 7,997
Other income                                         $ 1,540    $ 1,628    $ 1,705    $ 1,722
Securities gains                                     $ 1,721    $   908    $   660    $ 1,510
Other expenses                                       $ 5,532    $ 5,356    $ 5,336    $ 5,890
                                                     =======    =======    =======    =======
Income before income tax provision                   $ 5,066    $ 4,784    $ 4,677    $ 5,339
Income tax provision                                 $   994    $   864    $   759    $   992
                                                     =======    =======    =======    =======
Net income                                           $ 4,072    $ 3,920    $ 3,918    $ 4,347
                                                     =======    =======    =======    =======
Net income per share - basic                         $  0.50    $  0.48    $  0.48    $  0.53
                                                     =======    =======    =======    =======
Net income per share - diluted                       $  0.50    $  0.48    $  0.48    $  0.53
                                                     =======    =======    =======    =======

                                                                           page
                                                                           ----
                                                                          ELEVEN
annual highlights
2004

trust and financial management
group

                    2004          2003         2002        2001           2000
(IN THOUSANDS)      ----          ----         ----        ----           ----
Assets           $ 383,062     $ 329,493    $ 285,221   $ 303,868      $ 327,063
Revenue          $   2,105     $   1,733    $   1,755   $   1,576      $   1,613

The composition of trust assets under management and accounts as of December 31, 2004 and 2003 are shown in the following table:

(IN THOUSANDS)

INVESTMENTS       2004       2003        ACCOUNTS        2004       2003
-----------       ----       ----        --------        ----       ----
Mutual Funds    $129,299   $ 93,804   Pension/profit
Stocks          $118,334   $109,145   sharing          $162,129   $130,986
Bonds           $107,954   $ 99,307   Investment
Savings and                           management       $120,237   $ 98,652
Money Market                          Trusts           $ 84,043   $ 82,890
Funds           $ 24,826   $ 24,893   Custody          $ 12,459   $  8,583
Real Estate     $  1,199   $    901   Guardianships    $  1,177   $    903
Miscellaneous   $  1,007   $  1,217   Estates          $  3,017   $  7,479
Mortgages       $    443   $    226
                ========   ========   ===============  ========   ========
Total           $383,062   $329,493   Total            $383,062   $329,493

TRUST AND FINANCIAL MANAGEMENT GROUP OFFICERS

[PICTURE]

Deborah E. Scott, CFP, Executive Vice President and Senior Trust Officer

Mark A. Huffman, Vice President and Trust Officer
Rhonda J. Litchfield, Vice President and Trust Investment Officer
Renee D. Laychur, Vice President and Trust Officer
Larry D. Alderson, CFP, Assistant Vice President and Trust Officer Michael G. Charles, Assistant Vice President and Tax Officer
Keith T. Safford, Employee Benefit Officer
Mary J. Wood, Trust Officer
Lori Brown, Trust Officer
James D. Butters, Assistant Trust Officer
Marla McIlvain, Assistant Trust officer

 page
 ----
TWELVE
annual highlights
2004

citizens & northern corporation, bank
officers

[PICTURE]

CITIZENS & NORTHERN CORPORATION OFFICERS

Craig G. Litchfield     Chairman of the Board, President and Chief Executive
                        Officer
Mark A. Hughes          Treasurer
Kathleen M. Osgood      Corporate Secretary

ADVISORY BOARD MEMBERS

ATHENS AND SAYRE           ---------------------  -----------------------   ---------------------   -----------------
Virginia L. Reap           Warren J. Croft        Max P. Gannon, Jr.        R. Bruce Haner          Susan E. Hartley
George D. Howell           Wayne E. Lowery        David Rosenbloom          Mary Theresa Sullivan
DUSHORE                    ---------------------  -----------------------   ---------------------   -----------------
Helen W. Ferris            Ronald A. Gutosky      Leo F. Lambert            Dennis K. McCarty       Kerry A. Meehan
EAST SMITHFIELD            ---------------------  -----------------------   ---------------------   -----------------
Peggy A. Brown             Roy L. Beardslee       Thomas G. Furman          Liston D. Pepper        Edward L. Learn
ELKLAND                    ---------------------  -----------------------   ---------------------   -----------------
Lynette Burrous            Mary C. Heitzenrater   Mark R. Howe              John C. Kenyon          William W. Roosa
KNOXVILLE                  ---------------------  -----------------------   ---------------------   -----------------
Amy Wherley                Gerald L. Bliss        L. Grant Gehman           Karl W. Koreck          Leonard Simpson
LAPORTE                    ---------------------  -----------------------   ---------------------   -----------------
Linda M. Etzel             David L. Baumunk       Robin A. Fiester          William B. Saxe         Ray E. Wheeland
LIBERTY                    ---------------------  -----------------------   ---------------------   -----------------
Ann L. Yuscavage           Lyle R. Brion          Gary L. Dinnison          Lawrence F. Mase        John F. Wise, Jr.
MANSFIELD                  ---------------------  -----------------------   ---------------------   -----------------
Diane Wilson               Gary Ray Butters       Clifford L. Cross, Jr.    David Kurzejewski       Roger D. Jarrett
MUNCY                      ---------------------  -----------------------   ---------------------   -----------------
Dawn Myers                 James R. Fetter, Jr.   Kenneth F. Fry            Thomas D. Hess
RALSTON                    ---------------------  -----------------------   ---------------------   -----------------
Courtney Baker             George E. Bittner      William W. Brooks, III    Richard T. Demitras
TIOGA                      ---------------------  -----------------------   ---------------------   -----------------
Brett Kennedy              C.Frederick LaVancher  Leisa L. LaVancher        Dirk D'Haene
TOWANDA AND MONROETON      ---------------------  -----------------------   ---------------------   -----------------
Valerie W. Kinney          James A. Bowen         W. John Greenland         Jeffrey A. Smith        James E. Towner
Deborah J. Weisbrod
TROY                       ---------------------  -----------------------   ---------------------   -----------------
Mark C. Griffis            Dennis F. Beardslee    Roy W. Cummings, Jr.      J. Robert Garrison      Gregory W. Powers
Evan S. Williams, Jr.
WELLSBORO                  ---------------------  -----------------------   ---------------------   -----------------
Todd Coolidge              Donald R. Abplanalp    J. Robert Bower           Robert F. Cox, Jr.      R. Robert DeCamp
Craig Eccher               Jan E. Fisher          Edward H. Owlett III      F. David Pennypacker
WILLIAMSPORT AND SOUTH
 WILLIAMSPORT              ---------------------  -----------------------   ---------------------   -----------------
Keith Boatman              James Bower, Jr.       Daniel Mathers            Raymond Mattie          Ann M. Tyler
Steven Uzupis
WYSOX                      ---------------------  -----------------------   ---------------------   -----------------
Debra S. Kitchart          Lucille P. Donovan     Robert L. Fulmer          Gary Hennip             Mark W. Smith
Walter E. Warburton, Jr.

                                                                          page
                                                                          ----
                                                                        THIRTEEN
annual highlights
2004

citizens & northern, bank
officers

[PICTURE]

CITIZENS & NORTHERN BANK OFFICERS

        Name                                     Title                              Branch
Craig G. Litchfield    Chairman, President and Chief Executive Officer           Wellsboro
Dawn A. Besse          Executive Vice President and Director of Sales, Service   Wellsboro
                       and Employee Development
Mark A. Hughes         Executive Vice President and Chief Financial Officer      Wellsboro
Thomas L. Rudy, Jr.    Executive Vice President and Director of Branch Delivery  Wellsboro
Deborah E. Scott       Executive Vice President and Senior Trust Officer         Wellsboro
Thomas L. Briggs       Vice President - Facilities Management                    Wellsboro
Carl M. Chambers       Vice President/Western Region Commercial Team Leader      Wellsboro
Rick J. Cisco          Vice President and Senior Systems Analyst                 Wellsboro
Terry R. Depew         Vice President/Regional Lending Specialist                Sayre
Helen W. Ferris        Vice President and Branch Manager                         Dushore
Marisa A. Flynn        Vice President/Loan Administrator                         Williamsport
Mark C. Griffis        Vice President/Branch Manager                             Troy
Roberta C. Heck        Vice President and Western Regional Executive             Wellsboro
Harold F. Hoose, III   Vice President/Eastern Region Commercial Team Leader      Sayre
Mark A. Huffman        Vice President and Trust Officer                          Williamsport
Michelle M. Karas      Vice President and Marketing Coordinator                  Williamsport
Scott A. Keck          Vice President and Branch Operations Coordinator          Wellsboro
Karen L. Keck          Vice President and Deposit Operations Coordinator         Wellsboro
Renee D. Laychur       Vice President and Trust Officer                          Williamsport
James P. Lazorka       Vice President and Southern Regional Executive            Williamsport
Rhonda J. Litchfield   Vice President and Trust Investment Officer               Wellsboro
Daniel Manetta         Vice President and Director of Education                  Williamsport
Glenda R. Marzo        Vice President and Internal Auditor                       Wellsboro
Kim L. Miller          Vice President and Regional Lending Specialist            Wellsboro
Kathleen M. Osgood     Corporate Secretary                                       Wellsboro
James E. Parks         Vice President and Eastern Regional Executive             Towanda
Philip A. Prough       Vice President/Manager of Brokerage Services              Wellsboro
John M. Reber          Vice President and Director of Risk Management            Wellsboro
James H. Shelmire      Vice President and Senior Systems Analyst                 Wellsboro
Bruce Smithgall        Vice President/Southern Regional Commercial Team Leader   Williamsport
Joseph A. Snell        Vice President and Comptroller                            Towanda
Nancy L. Tubbs         Vice President, Compliance Officer and IRA Administrator  Wellsboro
Kevin Weinhoffer       Vice President/Commercial Lending                         Williamsport
Ann L. Yuscavage       Vice President and Branch Manager                         Liberty
Jeffery E. Aeppli      Assistant Vice President/Commercial Loan Officer          Wysox
Larry D. Alderson      Assistant Vice President and Trust Officer                Sayre
Darci Baird            Assistant Vice President-Senior Financial Consultant      Sayre
Keith A. Boatman       Assistant Vice President and Branch Manager               Williamsport
Peter J. Boergermann   Assistant Vice President-Senior Network Engineer          Wellsboro
Rosalie L. Bordas      Assistant Vice President/Account Services Manager         Wellsboro
Coleen Bowen           Assistant Vice President/Mortgage Lending Specilist       Wellsboro
Lori Brown             Trust Officer                                             Towanda
Peggy A. Brown         Assistant Vice President and Branch Manager               East Smithfield
Keith C. Cavanaugh     Assistant Vice President/BankCard Sales Manager           BankCard Services
Michael G. Charles     Assistant Vice President and Tax Officer                  Wellsboro

  page
  ----
FOURTEEN
annual highlights
2004

CITIZENS & NORTHERN BANK OFFICERS

       Name                                 Title                                    Branch
       ----                                 -----                                    ------
Todd Coolidge          Assistant Vice President and Branch Manager               Wellsboro
Shelley L. D'Haene     Internet Banking Coordinator                              Wellsboro
Linda M. Etzel         Assistant Vice President and Branch Manager               Laporte
Joan L. Grenell        Assistant Vice President/Staff Accountant                 Towanda
William C. Holmes      Assistant Vice President/Loan Officer                     Troy
Brett W. Kennedy       Assistant Vice President and Branch Manager               Tioga
Valerie W. Kinney      Assistant Vice President and Branch Manager               Towanda
Debra S. Kithcart      Assistant Vice President and Branch Manager               Wysox
Steven J. Moore        Assistant Vice President/Workout and Recovery Officer     Williamsport
Dawn L. Myers          Assistant Vice President and Branch Manager               Muncy
Jeffrey B. Osgood      Human Resource Director                                   Wellsboro
Eileen K. Ranck        Assistant Vice President and BankCard Services Manager    BankCard Services
Virginia L. Reap       Assistant Vice President and Branch Manager               Athens
Christopher J. Rell    Assistant Vice President/Appraisal Department Manager     Williamsport
David C. Schucker      Assistant Vice President/Loan Officer                     Troy
Stacey A. Sickler      Assistant Vice President/Manager Mortgage Lending         Sayre
Mary J. Wood           Assistant Vice President and Trust Officer                Wellsboro
Sandra G. Andrews      Assistant Cashier/Customer Investment Rep/Trust           Wellsboro
Courtney Baker         Assistant Cashier and Branch Manager                      Ralston
Deborah K. Beck        Assistant Cashier/Loan Officer                            Tioga
Margaret J. Black      Assistant Cashier/Loan Officer                            Laporte
Joan M. Blackwell      Assistant Cashier/Loan Officer                            Liberty
Alison S. Broughton    Assistant Cashier/Loan Officer                            Wellsboro
Claudia Brown          Assistant Cashier and Operations Manager                  Wellsboro
Lynette M. Burrous     Assistant Cashier and Branch Manager                      Elkland
James D. Butters       Assistant Trust Officer                                   Wellsboro
Marcella J. Chaykosky  Assistant Cashier/Loan Officer                            Sayre
Charlene R. Clark      Assistant Cashier and Operations Manager                  Wellsboro
William O. Cook        Assistant Cashier/Assistant BankCard Sales Manager        Wellsboro
Dorine M. Crisman      Assistant Cashier/Loan Officer                            Wysox
Raechelle N. Curry     Assistant Cashier/Loan Officer                            Dushore
Mark W. Elsbree        Assistant Cashier/Loan Officer                            Sayre
Diane B. Elvidge       Assistant Cashier/Teller                                  East Smithfield
Yvonne M. Gill         Assistant Cashier/Advertising and PR Manager              Wellsboro
Linda L. Gordner       Assistant Cashier/Loan Officer                            Muncy
George M. Greeley      Assistant Cashier/Loan Officer                            Wellsboro
Kathy L. Griffis       Assistant Cashier/Loan Officer                            Athens
Teri L. Hackett        Assistant Cashier and Funds Management Officer            Wellsboro
Rosalie H. Hall        Assistant Cashier and Branch Operations Manager           Troy
Kelly Isaacson         Assistant Cashier/Loan Officer                            Mansfield
Matthew A. Kranz       Assistant Cashier/Mortgage Lending Specialist             South Williamsport
Marla Mcllvain         Assistant Trust Officer                                   Wellsboro
Sandra J. McNeal       Assistant Cashier/Loan Officer                            East Smithfield
Sandra A. Parulas      Assistant Cashier/Teller and CSR Specialist               Wellsboro
David Poust            Assistant Cashier/Commercial Loan Officer                 Muncy
Joan E. Rohe           Assistant Cashier and Staff Accountant                    Towanda
Amir Sabanovic         Assistant Cashier/Commercial Loan Officer                 Sayre
Keith T. Safford       Employee Benefit Officer/Trust                            Williamsport
Linda Prough-Shuey     Assistant Cashier/Human Resource Administrator            Wellsboro
Chad R. Smith          Assistant Cashier/Loan Officer                            Towanda
Wendy Smith            Assistant Cashier/Assistant Account Services Manager      Wellsboro
Debra J. Topf          Assistant Cashier/Loan and CSR Specialist                 Wellsboro
Amy B. Wherley         Assistant Cashier/Branch Manager                          Knoxville
Brenda B. Whiteley     Assistant Cashier/Loan Officer                            Dushore
Diane K. Wilson        Assistant Cashier and Branch Manager                      Mansfield

                                                                          page
                                                                          ----
                                                                         FIFTEEN
annual highlights
2004

citizens & northern bank board of
DIRECTORS

                                   [PICTURE]

Our 2005 Board of Directors, seated, left to right: Karl W. Kroeck, Jan E. Fisher, Ann M. Tyler, Edward L. Learn, Leonard Simpson, J. Robert Bower and Leo
F. Lambert; standing, left to right: F. David Pennypacker, R. Robert DeCamp, R. Bruce Haner, Susan E. Hartley, Dennis F. Beardslee, Craig G. Litchfield, James
E. Towner and Edward H. Owlett III.

BOARD OF DIRECTORS:                         Leo F. Lambert, President and General         Ann M. Tyler, Certified Public Accountant,
Dennis F. Beardslee, Owner, Terrace Lanes   Manager, Fitzpatrick & Lambert, Inc.          Ann M. Tyler CPA, PC
Bowling Center
                                            Edward L. Learn, former owner, Learn          DIRECTORS EMERITI
R. Robert DeCamp, President, Patterson      Hardware and Building Supply                  J. Robert Bower, Pharmacist
Lumber Co., Inc.

                                            Craig G. Litchfield, Chairman of the Board,   F. David Pennypacker, Retired, formerly
Jan E. Fisher, Executive Director for       President and Chief Executive Officer         Certified Public Accountant, Pennypacker
Healthcare Services, Laurel Health System                                                 & Gooch, PC

                                            Edward H. Owlett, III, President and CEO
R. Bruce Haner, auto buyer for new car      of Putnam Company                             Lawrence F. Mase, Retired, formerly
dealers                                                                                   president of Mase's, Inc.

Susan E. Hartley, Attorney at Law           Leonard Simpson, Attorney at Law
                                                                                          Donald E. Treat, Retired, former owner
                                            James E. Towner, Publisher of the Daily       of Treat Hardware
Karl W. Kroeck, farmer
                                            and Sunday Review

  page
  ----
SIXTEEN